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[CAGAN-MCAFEE LETTERHEAD]

Exhibit 10.4

May 5, 2004

Mr. Robert S. Herlin
Chief Executive Officer
 NATURAL GAS SYSTEMS, INC.
Two Memorial City Plaza
820 Gessner, Suite 1340
Houston, TX 77024
Fax: 713-935-0199

RE:    Addendum I to CMCP Advisory Agreement

Dear Bob,

We are pleased that Natural Gas Systems, Inc. (the "Company") previously engaged Cagan McAfee Capital Partners, LLC ("CMCP"), pursuant to our engagement agreement, dated on September 23, 2003 (the "Engagement Agreement"), as its financial advisor with respect to various matters involving the business of the Company (the "Advisory Services"). We have enjoyed working with you and look forward to an expanded relationship with the Company as we continue in our efforts to raise capital and establish strategic relationships for the Company.

This Addendum I memorializes the previous verbal understanding of the partiers and expands the Advisory Services offered by CMCP to include the services of Laird Q. Cagan, as a registered representative of Chadbourn Securities, NASD broker-dealer.

The following supplemental provisions are hereby incorporated into the Engagement Agreement between the parties (all other paragraphs remain unchanged), effective as of April 15, 2004:

  "1.(f)
  Engaging Laird Q. Cagan, registered representative of Chadbourn Securities, Inc., National Associates of Securities Dealers ("NASD") broker-dealer, in managing, identifying and/or assisting in the negotiation and placement of private equity for the Company, in one or more closings (the "Equity Funding"). In connection with Advisory Services related to Equity Funding, Laird Q. Cagan agrees to comply with all applicable laws and regulations of federal and state governmental and regulatory agencies, including, but not limited to, the Rules of Fair Practices of the NASD."

  "2.(d)
  In consideration for the Advisory Services related to the raising of Equity Funding that is lead managed by Laird Q. Cagan, directly, or by a third party engaged by Laird Q. Cagan, the Company shall pay to Laird. Q. Cagan an advisory fee ("Advisory Fee") equal to eight percent (8%) of the Equity Funding; and warrants equal to 8% of the number of shares sold in the offering, such warrants to have a seven year maturity, a net exercise provision and an exercise price equal to the offering price of each respective offering by the Company."

  "2.(e)
  The Company acknowledges and agrees that CMCP or Laird Q. Cagan may, in full compliance with NASD rules and applicable state and federal laws, delegate and/or assign certain Advisory Services to Chadbourn Securities, Inc., or other registered representative or broker dealers, or various finders."

We are pleased to accept this expanded engagement and look forward to continued work with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Respectfully,
CAGAN MCAFEE CAPITAL PARTNERS, LLC
By:	Laird Q. Cagan Managing Director

Accepted and agreed to as of the date set forth above:

NATURAL GAS SYSTEMS, INC.

By:	Robert S. Herlin Chief Executive Officer

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  Exhibit 10.4